UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2014

Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland	Not Applicable
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code: +41.22.816.1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders.

An extraordinary general meeting of the shareholders of Weatherford International Ltd., a Swiss joint-stock corporation (“Weatherford Switzerland”), was held on June 16, 2014. The meeting was held for shareholders to consider a proposal to: (i) adopt a merger agreement (the “Merger Agreement”), pursuant to which Weatherford International plc, a public limited company organized under the laws of Ireland (“Weatherford Ireland”), would become the new public holding company and the parent of the Weatherford group of companies; and (ii) approve a proposal relating to the creation of distributable profits of the new Irish parent company under Irish law.

At the meeting, the Merger Agreement and the distributable profits proposals were approved by the requisite vote of the shareholders of Weatherford Switzerland. Set forth below is the number of votes cast for and against each proposal, as well as the number of abstentions and broker non-votes.

Agenda Item	Votes For	Votes Against	Votes Abstaining	Broker Non‑Votes
Adopt the Merger Agreement (Weatherford Switzerland into Weatherford Ireland)	587,308,913	10,259,697	1,325,533	57,830,332
Approve the distributable profits proposal	651,729,885	3,161,495	1,833,095	—

On June 17, 2014, the merger was registered in the commercial register of the Canton of Zug, Switzerland, and has thereby become effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Date: June 17, 2014
/s/ Alejandro Cestero
Alejandro Cestero
Vice President, Co-General Counsel and Corporate Secretary